NATIONWIDE LIFE INSURANCE COMPANY, a stock life insurance company organized under the laws of the State of Ohio, issues this Policy to you in return for the initial Premium you pay to us and your completed application.

Home Office:   [One Nationwide Plaza                                                               Telephone:           [1-800-882-2822]
Columbus, OH  43215-2220]                                                                            Internet               [www.nationwide.com]

We will provide the benefits described in this Policy, subject to its terms and conditions, including payment of the Death Benefit Proceeds upon receiving Proof of Death for the Insured while this Policy is in force. If this Policy is in force and the Insured is living on the Maturity Date, the Policy Maturity Date will automatically be extended until the death of the Insured unless you elect otherwise.

The values of this Policy are based on the investment experience of the Variable Account, may increase or decrease based on the fluctuations of the net investment factor, and are not guaranteed as to fixed dollar amount subject to any specified minimum guaranteed values shown in the Policy Data Pages.  The death benefit will never be less than the Specified Amount as long as this Policy remains in force.  Refer to the Death Benefit Proceeds Section of this Policy for details.

RIGHT TO EXAMINE AND CANCEL

You may return this Policy to us within (1) ten days after you receive it, or (2) forty-five days after you sign the application, or (3) ten days after we mail or deliver the Notice of Right of Withdrawal, whichever is latest.  The Policy, with a written request for cancellation, must be mailed or delivered to our Home Office or to the representative who sold it to you.  The returned Policy will be treated as if we never issued it, and we will refund any Premiums paid.

We reserve the right to allocate any Premiums to a money market Sub-Account until the Right to Examine and Cancel period has expired.  Upon expiration of the Right to Examine and Cancel period, we will allocate any Net Premiums paid according to the last direction we received from you.

THIS IS A LEGAL CONTRACT BETWEEN YOU AND US, SO PLEASE READ IT CAREFULLY.  IF THIS POLICY IS NOT RETURNED DURING THE RIGHT TO EXAMINE AND CANCEL PERIOD, YOU WILL BE BOUND BY ITS TERMS.

Signed by us on the Policy Date:

                              [/s/Robert W. Horner III]                                            [/s/Kirt A. Walker]
                   Secretary                                                                  President

INDIVIDUAL FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY, NON-PARTICIPATING
Flexible Premiums payable until the Maturity Date while the Insured is living.
Death Benefit Proceeds payable upon the death of the Insured while this Policy is in force.
The Maturity Date will automatically be extended unless you elect to receive the Maturity Proceeds.
Rate Class and Rate Type are stated in the Policy Data Pages.
Adjustable Death Benefit.
Non-Participating, no dividends are payable.

NOTICE:  Details of the variable provisions of this Policy are on pages 5, 11, 15 and 19.

NWLA-448-NY (08/2012)

TABLE OF CONTENTS
POLICY DATA PAGES	3
DEFINED TERMS USED IN THIS POLICY	4
GENERAL POLICY PROVISION	6
Policy References and Headings	6
Non-Participating	6
Entire Contract	6
Applications	6
Alteration or Modification	6
Waiver	6
Effective Date of Policy Coverage	6
Policy Termination	7
Suicide	7
Incontestability	7
Misstatement of Age or Sex	7
Postponement of Payments	8
Assignment	8
Instructions	8
Currency	8
Reports	8
Illustration of Benefits and Values	8
Internal Revenue Code Life Insurance Qualification Test	9
Modified Endowment Contracts	9
PARTIES AND INTERESTS IN THIS POLICY
PROVISION	9
Nationwide	9
Policy Owner	9
Contingent Owner	9
The Insured	9
Beneficiary and Contingent Beneficiary	9
Changes of Named Parties and Interests	10
PREMIUM PAYMENT PROVISION	10
Initial Premium	10
Additional Premium	10
How Premium May Be Paid	10
Planned Premium	10
POLICY CHARGES AND DEDUCTIONS PROVISION	11
Premium Load	11
Monthly Deduction	11
Mortality and Expense Risk Charge	11
Administrative Charges	11
Monthly Cost of Insurance per $1,000
of Net Amount at Risk Charge	12
Surrender Charge	12
Policy Loan Interest Charge	13
Changes in Policy Cost Factors	13
Service Fees	13
GRACE PERIOD, GUARANTEED POLICY CONTINUATION, AND REINSTATEMENT PROVISION	13
Policy Coverage and Lapse	13
Grace Period	13
Guaranteed Policy Continuation	14
Reinstatement	14
VARIABLE ACCOUNT PROVISION	15
About the Variable Account	15
The Sub-Accounts	15
Determining the Variable Account Value	15
The Net Investment Factor and Performance	16
Cash Value and the Variable Account	16
Transfers and Allocations	16
Substitution of Securities	17
Changes of Investment Policy	17
FIXED ACCOUNT PROVISION	17
The Fixed Account	17
Right to Transfer	17
Fixed Account Restrictions	17
POLICY BENEFITS AND VALUES PROVISION	18
Nonforfeiture	18
Right of Exchange	18
Complete Surrender	18
Partial Surrenders	19
Policy Loans	20
Maximum and Minimum Loans and Indebtedness	20
Processing a Loan	20
Loan Interest	20
Loan Interest Charged	20
Loan Interest Credited	20
Loan Repayment	21
Cash Value in the Policy Loan Account	21
Policy Indebtedness and Lapse	21
Effect of Loan	21
Policy Owner Services	21
Dollar Cost Averaging	21
Automatic Asset Rebalancing	22
Automated Income Monitor	22
Automated Income Monitor Program	22
The Death Benefit	23
Change of Death Benefit Option	23
Specified Amount Increases and Decreases	23
Specified Amount Increases	23
Specified Amount Decreases	24
Death Benefit Proceeds	24
Policy Maturity Proceeds	25
Policy Maturity Date Extension	25
Policy Settlement	25
Settlement Options	26

NWLA-448-NY                                                                                                                                                (08/2012)

DEFINED TERMS USED IN THIS POLICY

The defined terms listed below are either frequently used or have an important meaning within this Policy.

Accumulation Unit – An accounting unit used to measure the Sub-Account values of the Variable Account.

Attained Age – Age measured from the Policy Date.  Attained Age is equal to a person's Issue Age plus the number of completed Policy Years.

Beneficiary – The person or entity, such as a trust or charity, you name to receive the Death Benefit Proceeds if the Insured dies while this Policy is in force.

Cash Surrender Value – The amount available upon Surrender of this Policy. It is equal to the Cash Value of this Policy minus any Indebtedness, applicable charges, or adjustments described in this Policy.

Cash Value – The combined accumulated dollar value of the interests you purchased in the Sub-Accounts of the Variable Account, plus the values in the Fixed Account and the Policy Loan Account.

Contingent Beneficiary – The person or entity, such as a trust or charity, you name to receive the Death Benefit Proceeds if the Insured dies while this Policy is in force and no Beneficiary is living or in existence.

Contingent Owner – The person or entity, such as a trust or charity, you name who becomes the Policy Owner if you die before the Insured.

Death Benefit Proceeds – The amount we pay upon the death of the Insured while this Policy is in force.

Fixed Account – An investment option funded by our General Account.

General Account – The General Account is made up of all of our assets other than those held in any Variable Account.

Indebtedness – The amount you owe us due to an outstanding Policy loan balance, including principal and accrued loan interest charged.

Initial Premium Investment Date – The later of the Policy Date or the date we receive the initial Premium at our Home Office address stated on the face page of this Policy.

Insured – The person you name whose life is covered by this Policy.  If the Insured dies while this Policy is in force, the Death Benefit Proceeds become payable.

Issue Age – A person's age based on their birthday nearest the Policy Date.  If the last birthday is more than 182 days prior to the Policy Date, the nearest birthday is their next birthday. The Insured's Issue Age is stated in the Policy Data Pages.

Maturity Date – The Policy Anniversary on which the Insured reaches Attained Age 120.

Maturity Proceeds – The amount payable if this Policy is in force on the Maturity Date and the Insured is living.  The Maturity Proceeds are equal to the Cash Surrender Value on the Maturity Date.

Minimum Required Death Benefit – The lowest death benefit that will qualify this Policy as life Insurance under Section 7702 of the Internal Revenue Code.

Minimum Specified Amount – The lowest Specified Amount you are permitted to have under this Policy.  It is stated in the Policy Data Pages.

Nationwide – Nationwide Life Insurance Company.  References to "we," "our," and "us," also mean Nationwide Life Insurance Company.

Net Amount at Risk – Is equal to the death benefit minus the Cash Value.

Net Premium – The amount of each Premium payment applied to the Cash Value of this Policy.  Net Premium is equal to a gross Premium less any premium load.

NWLA-448-NY                                                                                                                                 (08/2012)

Planned Premium - The amount of Premium you have told us you intend to pay under this Policy.  Your Planned Premium is stated in the Policy Data Pages.

Policy – The terms, conditions, benefits, and rights of the life insurance contract described in this document including the Policy Data Pages.

Policy Anniversary – Each anniversary of the Policy Date.  For any year in which such date does not exist (February 29th), the last day of the month will be the Policy Anniversary.

Policy Date – The issue date of this Policy.  It is the date this Policy takes effect subject to the payment of the Minimum Initial Premium stated in the Policy Data Pages.

Policy Loan Account – The portion of the Cash Value attributable to all loans taken under this Policy plus all accumulated interest.

Policy Monthaversary – The same day of the month as the Policy Date for each succeeding month.  In any month where such day does not exist (e.g. 29th, 30th, and 31st), the Policy Monthaversary will be the last day of that calendar month.

Policy Owner – The person or entity possessing all rights under this Policy prior to the Insured's death. The Policy Owner is named on the application unless later changed.  References to "you" or "your" also mean the Policy Owner.

Policy Year – Beginning with the Policy Date, each one-year period this Policy remains in force.

Premium – The payments you make under this Policy.  The Minimum Initial Premium is stated in the Policy Data Pages and will be required prior to this Policy taking effect.

Proof of Death – A certified copy of the death certificate.  If no death certificate will be issued (e.g. missing person), such other lawful evidence and documentation as permits us to make a reasonable determination as to the fact of, date, cause, and manner of death.

SEC – The United States Securities and Exchange Commission or its successor.

Settlement – Payment of the Death Benefit Proceeds, Maturity Proceeds, or Cash Surrender Value.

Specified Amount – The dollar amount used to determine the death benefit of the Policy.  It is stated in the Policy Data Pages.

State of Issue – The jurisdiction where this Policy has been issued for delivery.  For purposes of this Policy, the term includes the District of Columbia, Puerto Rico and any state, territory, or possession of the United States of America.

Sub-Account – A division of the Variable Account corresponding to a different underlying investment option.  Your initial Sub-Account allocations are listed on the Policy Data Pages.

Surrender – A withdrawal of Cash Surrender Value from this Policy at your request.  A complete Surrender will result in payment to you of any remaining Cash Surrender Value and will end all coverage under this Policy and any attached riders.  When we refer to a "partial Surrender" it means a withdrawal of a portion of the Cash Surrender Value and does not by itself terminate this Policy.

Unit Value Credit – a factor used in calculating a Sub-Account’s net investment factor based on payments received by us for services provided to its underlying mutual fund, including administrative, recordkeeping, and distribution services.  Unit Value Credits are available to the extent such payments (a) equal or exceed the amounts assumed in pricing policy charges and (b) are not used in Nationwide’s sole discretion for other corporate purposes.  Unit Value Credits are not guaranteed, may vary among the Sub-Accounts and/or over time, and may be zero for some Sub-Accounts.

Valuation Date – Each day the New York Stock Exchange and our Home Office are open for business, or any other day when there is enough trading in the Sub-Accounts of the Variable Account that the current net asset value of its Accumulation Units might change. If the required information for transactions you request has not been received by the time indicated on the date of your request, then the date used for valuation will be the next day the New York Stock Exchange and Nationwide's Home Office are open for business.

Valuation Period – The interval of time between a Valuation Date and the next Valuation Date.

Variable Account – One of our separate investment accounts into which Premiums are allocated.  We may offer more than one Variable Account under this Policy.

NWLA-448-NY                                                                                                                                 (08/2012)

GENERAL POLICY PROVISION

Policy References and Headings

Unless the context requires otherwise, the following will apply to the references and headings in this Policy:

1.	singular references will also refer to the plural and plural references will also refer to the singular;

2.	when we refer to a "provision" it means the entire contents under a main heading in this Policy; and

3.	when we refer to a "section," it means the entire contents under a sub-heading within a provision.

Non-Participating

This Policy does not participate in our earnings or surplus and does not earn or pay dividends.

Entire Contract

The insurance provided by this Policy is in return for the application and for Premiums paid as required in this Policy. This Policy and a copy of any attached written application, including any attached written supplemental applications, together with any amendments, endorsements, or riders, make up the entire contract.

No statement will be used in defense of a claim under this Policy unless it is contained in a written application that is endorsed upon or attached to this Policy.

The laws of the State of Issue will govern this Policy.

Applications

All statements in an application are considered representations and not warranties.  In issuing this Policy, we have relied on the statements made in the application to be true and complete to the best of your knowledge and belief. Subject to the Incontestability section of this Policy, no such statement will be used to contest this Policy or deny a claim unless that statement is made in an application and is a misrepresentation that is material to our agreement to provide insurance.

In the case of reinstatement, the addition of benefits by rider, an increase of the Specified Amount, or requests for changes in underwriting classification, we rely on the statements made in the respective applications to be true and complete to the best of your knowledge and belief. Subject to the Incontestability section of this Policy, or an attached rider as applicable, no such statement shall be used to contest or deny a claim unless that statement is made in the application to reinstate, add benefits, or increase the Specified Amount and is a misrepresentation material to our agreement to provide or reinstate coverage.

Alteration or Modification

All changes or agreements related to this Policy must be on official forms signed by our President or Secretary. No agent of Nationwide, medical examiner, or other representative is authorized to accept risks, alter or modify contracts, or waive any of our rights or requirements.

This Policy may be modified or superseded by applicable law. Other changes to this Policy may be made only if you and we agree.  We will provide you with a copy of any amendment or endorsement or other document modifying this Policy.

Waiver

Our failure to enforce any provision of this Policy in one or more instances shall not be deemed, and may not be construed or relied upon, as a waiver of such provision. Nor shall any waiver or relinquishment of any right or power hereunder in any one or more instance be deemed, and may not be construed or relied upon as, a continuing waiver or relinquishment of that right or power at any other time or times.

Effective Date of Policy Coverage

The effective date of insurance coverage under this Policy is determined in the following manner:

1.	for insurance coverage applied for in the original application and approved by us, the effective date is the Policy Date subject to our receipt of the minimum initial premium;

2.
for increases or other additions to coverage, the effective date is the Policy Monthaversary on or next following our approval of your supplemental application for insurance, unless you request and we approve a different date; and

NWLA-448-NY                                                                                                                                 (08/2012)

3.	in the case of a reinstatement, the effective date is the Policy Monthaversary on or next following our approval of your reinstatement request, unless you request and we approve a different date.

Policy Termination

All coverage under this Policy will terminate when any of the following events occur:

1.	you request in writing to terminate coverage under this Policy;

2.      the Insured dies;

3.	you elect to receive the Maturity Proceeds on the Maturity Date;

4.	subject to the Reinstatement section, this Policy lapses at the end of a grace period; or

5.	you Surrender this Policy for its Cash Surrender Value.

Suicide

We will not pay the Death Benefit Proceeds normally payable on the Insured's death if the Insured commits suicide within two years from:

1.the Policy Date; or

2.a date after the Policy Date we approve an increase in Specified Amount requiring evidence of insurability.

In the case of item (1) above, we will pay an amount equal to all Premiums paid prior to the Insured's death, less any Indebtedness or partial Surrenders.

In the case of item (2) above, we will not pay the portion of the Death Benefit Proceeds attributable to the Specified Amount increase, but instead will pay all proportional Monthly Deductions attributable to such Specified Amount increase.

We reserve the right under this section to obtain evidence of the manner and cause of the Insured's death.

Incontestability

After this Policy has been in force during the lifetime of the Insured for two years from the Policy Date or a reinstatement date, we will not contest it, as issued on the Policy Date or as reinstated, for any reason.

After any amendment, endorsement, rider, or Specified Amount increase requiring evidence of insurability, has been in force as part of the Policy during the lifetime of the Insured for two years from its effective date or a reinstatement date, we will not contest it for any reason.

Misstatement of Age or Sex

If the age or sex of the Insured has been misstated, payments and benefits under this Policy will be adjusted as follows:

1.
if the Insured is alive, the Cash Value will be adjusted to reflect the monthly deductions and other charges using the correct age and sex of the Insured from the Policy Date to the date of correction.  Future monthly deductions and charges will be based on the correct age and sex; or

2.	if the Insured has died, we will adjust the death benefit according to the formula, (a) multiplied by (b) added to (c) where:

a.	is the Net Amount at Risk on the date of the Insured's death; multiplied by

b.
is the ratio of the monthly cost of insurance deducted on the Policy Monthaversary immediately preceding the Insured's death and the monthly cost of insurance that would have been deducted using the correct age and sex on that same Policy Monthaversary; and

c.	is the Cash Value on the date of the Insured's death adjusted to reflect the monthly deductions and other charges using the Insured's correct age and sex from the Policy Date to the date of death.

Postponement of Payments

We have the right to delay payment of all or part of the Cash Surrender Value, a Policy loan, or Death Benefit Proceeds in excess of any minimum death benefits as follows:

1.	for amounts being taken from the Fixed Account for a period permitted by law but not longer than six months after either is requested.

NWLA-448-NY                                                                                                                                 (08/2012)

2.	for amounts being taken from the Variable Account, payment may be postponed if:

a.	the New York Stock Exchange is closed (except for customary holiday closings); or

b.	the SEC requires trading be restricted or declares an emergency which may make such payment impractical.

Assignment

You may be able to assign some or all of your rights under this Policy. Assignments must be made in writing and signed by you before the death of the Insured.  Assignments take effect as of the date signed, unless otherwise specified by you, subject to any payments made or actions taken by us before the assignment is received.  An assignment will not be considered received until we have received sufficient and clear written direction from you on how rights under this Policy are to be divided.

We may reject or not recognize assignments altering the type or character of the risk we originally assumed in issuing this Policy.  Assignments will be subject to any amounts owed to us before the assignment was received. The interest of a Beneficiary will be subject to the rights of any assignee of record, unless such Beneficiary designation is an irrevocable designation and is made prior to the assignment.

We are not responsible for the validity or tax consequences of any assignment or for any payment or other Settlement made prior to our receipt of the assignment.

Instructions

All elections, payment requests, claims, instructions, and/or communications to us must be sent to our Home Office stated on the face page of this Policy and received by us before we can take any action.

No instructions are effective until received and recorded by us at our Home Office.

Unless we specify otherwise, all instructions under this Policy must be received in writing, signed and dated.  We only accept instructions in writing using a traditional hard-copy format, but upon mutual agreement between you and us, we will consent to the acceptance of other methods of delivering instructions, such as electronic mail, facsimile, or other appropriate agreed upon formats.

For certain Policy changes, such as, changes of named parties, authorization of third-parties to act on your behalf, requests to terminate coverage, requests for Surrender, requests for a Policy loan, requests to exchange this Policy for another plan of insurance, requests for a Policy Settlement, transfers among the Sub-Accounts of the Variable Account, allocation of future Net Premium, and death benefit claims, we will require that the request be completed on a form we provide.

We may require a signature guarantee from a member firm of a recognized domestic stock exchange or a financial institution that is a member of the Federal Deposit Insurance Corporation for Surrender, partial Surrender, Settlement, or change in ownership of this Policy.

Currency

Any money we pay, or that is paid to us, must be in the currency of the United States of America.

Reports

While this Policy is in force, we will send a report to your last known address at least once every year. It will show your Policy's current Specified Amount, Cash Value,Cash Surrender Value, Premiums paid, Policy charges, and any outstanding Indebtedness. The report will also include any other information required by federal and/or state laws and regulations.

Illustration of Benefits and Values

We will provide a non-guaranteed projection of illustrative future benefits and values under this Policy at any time after the first Policy Anniversary.  Your written request and payment of a reasonable service fee set by us at the time of the request will be required. The service fee will not exceed the Maximum Service Fee of $25.00 as stated in the Policy Data Pages.

Internal Revenue Code Life Insurance
Qualification Test

This Policy has been designed to satisfy the guideline premium/cash value corridor test or the cash value accumulation test definition of life insurance for federal income tax purposes under Section 7702 of the Internal Revenue Code, as amended.  The life insurance qualification test will determine the minimum required death benefit and Premium limitations of this Policy.  You may not change the life insurance qualification test on or after the Policy Date.

NWLA-448-NY                                                                                                                                 (08/2012)

We reserve the right to refuse any Premium or decline any change that we reasonably believe would cause your Policy to fail to qualify as life insurance under the applicable tax law.  This includes changing the Specified Amount, the death benefit option, and the amount of any requested partial Surrender.  We also have the right to change your Policy, to require additional Premium payments and/or loan repayments, or to make distributions from your Policy to the extent necessary to continue to qualify this Policy as life insurance.

We do not give tax advice, and this section should not be construed to guarantee that your Policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by future actions of any tax authority.

Modified Endowment Contracts

Certain policies may be or become Modified Endowment Contracts (MECs) under Section 7702A of the Internal Revenue Code, as amended.  We will notify you if a requested action or Premium payment will result in your Policy becoming a MEC.  We will only permit your Policy to become a MEC if you authorize it in writing. Otherwise, the requested action will be rejected and any Premium paid in excess of MEC limits will be refunded within sixty days after the end of the Policy Year in which it was received.

If you request and receive a full or partial Surrender after your Policy becomes a MEC or it is later exchanged into another policy, you may have adverse income tax consequences.  Nationwide and its representatives do not provide tax advice.  Please consult your tax advisor to determine any tax implications.

PARTIES AND INTERESTS IN THIS POLICY PROVISION

Nationwide

We are a stock life insurance company organized under the laws of the State of Ohio.  In exchange for payment of Premium as required in this Policy, we provide certain benefits, including paying the Death Benefit Proceeds if the Insured dies while this Policy is in force.

Policy Owner

You are the Policy Owner and may exercise all rights under this Policy during the lifetime of the Insured.  If you die before the Insured, your estate becomes the Policy Owner unless there is a named Contingent Owner or you have directed us otherwise.

You name the other parties with rights and interests in this Policy.

Unless otherwise provided on the Policy application or applicable change of ownership form, if there is more than one Policy Owner, all rights, title and interest in this life insurance Policy will be held jointly with right of survivorship and, all rights, title and interest of any Policy Owner who predeceases the Insured will vest in the surviving Policy Owner or jointly in the surviving Policy Owners, subject to the prior rights of all assignees. The signatures of all Policy Owners, or their legal representatives will be required on any written instructions to exercise Policy rights.

Contingent Owner

You may name a Contingent Owner under this Policy at any time during the lifetime of the Insured.  If you name a Contingent Owner, the Contingent Owner will become the Policy Owner if you die during the lifetime of the Insured.

The Insured

The Insured is the person upon whose life this Policy is issued.  You may not change the Insured.

Beneficiary and Contingent Beneficiary

You may name one or more Beneficiaries and Contingent Beneficiaries. The right to receive payments under this Policy, including the Death Benefit Proceeds, is described in detail in the Policy Benefits and Values Provision.

Unless you direct otherwise, the following will apply:

1.	if more than one Beneficiary survives the Insured, each will share equally in any right to receive the Death Benefit Proceeds;

NWLA-448-NY                                                                                                                                 (08/2012)

2.	if no Beneficiary survives the Insured, and there is more than one Contingent Beneficiary that survives the Insured, each will share equally in any right to receive the Death Benefit Proceeds; and

3.	if no Beneficiary or Contingent Beneficiary is named or none survives the Insured, then you or your estate is entitled to receive the Death Benefit Proceeds.

Changes of Named Parties and Interests

Prior to the Insured's death, you may change the named Beneficiary, Contingent Beneficiary, and Contingent Owner, unless such party was designated irrevocable, by providing us proper notice in the proper format, as provided in the Instructions section of the General Policy Provision. A party designated as irrevocable may only be changed with that party's written consent.

You may also change the Policy Owner, but in doing so you will relinquish all rights under this Policy to the new Policy Owner.

Any change of a party to this Policy will be effective as of the date signed; however, we are not liable for any actions taken or payments made until the change is received and recorded at our Home Office stated on the face page of this Policy.

PREMIUM PAYMENT PROVISION

Initial Premium

The initial Premium is due on the Policy Date, but may be paid in advance, and will be credited on the Initial Premium Investment Date.  Insurance coverage under this Policy is not effective until the initial Premium is paid.  The Minimum Initial Premium is stated in the Policy Data Pages.

Additional Premium

Additional Premiums may be paid at any time while this Policy is in force, and prior to the Maturity Date, subject to the following limits:

1.	the additional Premium is at least as great as the Minimum Additional Premium stated in the Policy Data Pages;

2.	we may require evidence of insurability satisfactory to us before accepting any Premium that will increase the Net Amount at Risk;

3.	we will refund any Premium that is in excess of the Premium limit that allows this Policy to qualify as a contract of life insurance under applicable tax laws; and

4.	we may require you to pay any existing Indebtedness under this Policy prior to accepting any additional Premiums.

How Premium May Be Paid

Premium is payable to our Home Office stated on the face page of this Policy or to our authorized representative.

Planned Premium

Your Planned Premium Payment and Planned Premium Payment Frequency are selected by you and tell us how much and how frequently you intend to pay Premium.  They are stated in the Policy Data Pages.  We will send you Premium payment reminder notices according to the amount and frequency you elect.

You are not required to pay the planned Premium and your Policy may lapse even if you do; however, failure to pay Premiums as planned may increase the possibility of your Policy lapsing.

Paying the Planned Premium stated in the Policy Data Pages may not keep your Policy in force until the Maturity Date even if paid as scheduled and no further changes take place.  The period for which the Policy will continue will depend on:

1.	the amount, timing, and frequency of Premium payments;

2.	changes in the Specified Amount and death benefit options;

3.	changes in interest credits and insurance costs;

4.	changes in the deductions for riders, if any; and

5.	partial Surrenders and loans.

POLICY CHARGES AND DEDUCTIONS PROVISION

In this provision, we describe all charges we may assess under this Policy.  Each charge may include a margin for overall expenses and profit.  If we assess a charge described in the sections below, the guaranteed maximum charge and any applicable duration of the charge are stated in the Policy Data Pages.

NWLA-448-NY                                                                                                                                 (08/2012)

Premium Load

We deduct a premium load from each Premium payment applied to this Policy.  The premium load is assessed to reimburse us for premium taxes paid and to recover expenses related to the sale of this Policy.  The premium load charge rate may vary by factors including, but not limited to, the length of time since the Policy Date and the Premium paid to date.  The Guaranteed Maximum Premium Load is stated in the Policy Data Pages.

We may waive the premium load on the initial Premium as part of a sponsored exchange program permitted under the securities laws or rules or by order of the SEC.

Monthly Deduction

The following is a list of the charges deducted from the Cash Value of your Policy on the Policy Date, or Initial Premium Investment Date, and each Policy Monthaversary thereafter while this Policy is in force, the "monthly deduction."  If the first Premium payment is received after the Policy Date, we will deduct an amount equal to the monthly deductions due on the Policy Date and each Policy Monthaversary between the Policy Date and the Initial Premium Investment Date on the Initial Premium Investment Date.

The monthly deduction for each Policy Monthaversary will be the sum of:

1.	the mortality and expense risk charge;

2.	the monthly administrative charges;

3.	the monthly cost of insurance charge; and

4.	the monthly cost of any elected optional riders.

The charges listed as items 1 - 3 are detailed in this section.  The monthly cost for any elected optional riders is described in the rider form.

The monthly charges other than the mortality and expense risk charge will be charged proportionally to the Cash Values in each Sub-Account and the Fixed Account, unless otherwise elected.  The mortality and expense risk charge will be charged proportionally to the Cash Value in each Sub-Account only, unless otherwise elected.  If a Policy Monthaversary occurs on a date other than a Valuation Date, any charges described in the sections below normally taken on a Policy Monthaversary will be taken on the next Valuation Date.

Mortality and Expense Risk Charge

This charge compensates us for assuming risks related to guaranteeing mortality and expenses.

The mortality and expense risk charge is applied to Cash Value allocated to the Variable Account and is deducted proportionally from each Sub-Account in which you are invested.

The Mortality and Expense Risk Charge rate may vary by factors including, but not limited to, the length of time since the Policy Date and the amount of Cash Value in the Variable Account.  The Guaranteed Maximum Mortality and Expense Risk Charge is stated in the Policy Data Pages.

Administrative Charges

These charges compensate us for the costs associated with issuing, maintaining, and administering this Policy.  This includes providing you with confirmations, statements, accounting and record-keeping.

We deduct two forms of monthly administrative charges:

1.	a monthly flat charge that varies by the length of time since the Policy Date; and

2.	a monthly per $1,000 of Specified Amount charge.

The Specified Amount in effect on the Policy Date, the "initial Specified Amount," and each Specified Amount increase, if any, represent separate segments of coverage under this Policy.  The monthly per $1,000 of Specified Amount charge for each segment of coverage is calculated by multiplying the segment's Specified Amount, divided by $1,000, by the applicable rate.

The guaranteed maximum rates per $1,000 of Specified Amount vary by factors including, but not limited to, the Insured’s Issue Age, sex, rate class, rate type, rate class multiple, and any monthly flat extra ratings, Specified Amount, Death Benefit option, and the length of time since the Policy Date or effective date of a Specified Amount increase.  The applicable maximum rate will not change for the duration of the charge unless you change the death benefit option from either Death Benefit Option 1 or 3 to Death Benefit Option 2.  If the death benefit option is changed from Death Benefit Option 1 or 3 to Death Benefit Option 2, the guaranteed maximum rates will be the Death Benefit Option 2 rates for the remaining duration of the charge.  If the death benefit option is changed from Death Benefit Option 2 to

NWLA-448-NY                                                                                                                                 (08/2012)

Death Benefit Option 1, the applicable guaranteed rates will not change, the Death Benefit Option 2 rates will continue to apply.

The Guaranteed Maximum Administrative Charges are stated in the Policy Data Pages.

Monthly Cost of Insurance per $1,000 of Net Amount at Risk Charge

This charge compensates us for the risk associated with underwriting the insurance protection provided to you by this Policy.

The Specified Amount in effect on the Policy Date, the "initial Specified Amount," and each Specified Amount increase, if any, represent separate segments of coverage under this Policy.  Separate cost of insurance rates are used to calculate the monthly cost of insurance for each segment of coverage.  It is possible for different rate classes to apply to the initial Specified Amount and each increase in Specified Amount.  A description of how the Net Amount At Risk is allocated among the initial Specified Amount and each increase in Specified Amount is provided in the definition of Net Amount At Risk.  A detailed statement of the method for Net Amount At Risk determination, Net Amount At Risk allocation, and monthly cost of insurance rate determination with respect to increases and decreases in Specified Amount has been filed with the Insurance Department of the State of Issue.

The monthly cost of insurance charge for each segment of coverage is calculated by multiplying its associated Net Amount at Risk, divided by $1,000, by the applicable cost of insurance rate.

For purposes of determining the Net Amount at Risk for each segment of coverage, the Cash Value is first attributed to the initial Specified Amount, then each increase segment, if any, from oldest to most recent.

Current cost of insurance rates are determined by us and are subject to change as described in the Changes to Policy Cost Factors section.  The rates for each segment of coverage vary by factors including, but not limited to the Insured's Issue Age, sex, rate class, rate type, rate class multiple, any monthly flat extra ratings, Specified Amount, Death Benefit option at the time this Policy is issued or a Specified Amount increase takes effect, and the length of time since the Policy Date or effective date of a Specified Amount increase.  However, cost of insurance rates will never exceed the maximum rates applicable to each segment of coverage as stated in a Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk in the Policy

Data Pages.  Policy Data Pages will be issued with an additional table of rates for each Specified Amount increase.

Surrender Charge

The surrender charge compensates us in the event this Policy is Surrendered in earlier Policy Years, which prevents us from having sufficient time to recoup sales and underwriting expenses associated with issuing this Policy.

The Specified Amount in effect on the Policy Date, the "initial Specified Amount," and each Specified Amount increase, if any, represent separate segments of coverage under this Policy.  Surrender charges are calculated separately for each segment of coverage.  The surrender charge for each segment of coverage varies by factors including, but not limited to the Insured's Issue Age, sex, rate class, rate type, Specified Amount, Death Benefit option, length of time since the Policy Date or effective date of a Specified Amount increase, and Premiums paid in the twelve months following the Policy Date or effective date of an increase segment.

The applicable surrender charge will be deducted from the Cash Value of your Policy at the time any of the following occur:

1.	a complete Surrender of the Policy;

2.	lapse of the Policy; or

3.
a segment of coverage is subsequently removed in its entirety by a requested Specified Amount decrease or requested death benefit option changes that result in a Specified Amount decrease and reduce the Net Amount at Risk.

No surrender charge is deducted at the time of a decrease resulting from a partial Surrender, change of death benefit option that does not reduce the Net Amount at Risk, or a requested Specified Amount decrease that does not remove a segment of coverage in its entirety.  Surrender charges attributable to Specified Amount decreases resulting from partial Surrenders, death benefit option changes that preserve the Net Amount at Risk, and requested Specified Amount decreases that do not remove a segment of coverage in its entirety are deferred and continue to reduce over time.  If the Policy is subsequently terminated by a complete Surrender or lapse, the full surrender charge in effect at that time, including any deferred amounts, will be deducted.

NWLA-448-NY                                                                                                                                 (08/2012)

For purposes of determining the applicable surrender charge, Specified Amount decreases are treated as coming from the most recent Specified Amount increase first, then from the next most recent Specified Amount increase, and so forth.  The initial Specified Amount in effect on the Policy Date is reduced last.

The amount and duration of the surrender charges applicable to the initial Specified Amount are stated in the Table of Surrender Charges in the Policy Data Pages.  Policy Data Pages will be issued with an additional surrender charge table for each Specified Amount increase.

Policy Loan Interest Charge

The difference, if any, between the interest we charge on Indebtedness and the amount we credit in interest to the Policy Loan Account is a charge that compensates us for expenses associated with offering and administering the loan.

Changes in Policy Cost Factors

Changes in the charges, deductions, expenses or credited interest rates we make under this Policy will be based on changes in future expectations for all issues of this Policy for factors including, but not limited to our:

1.      investment earnings;

2.      mortality experience;

3.      persistency experience;

4.	expenses, including reinsurance expenses; and

5.      taxes.

Changes to cost of insurance rates will be on a uniform basis for Insureds of the same Issue Age, sex, rate class, rate type, rate class multiple, and any monthly flat extra ratings whose policies have been in force for the same length of time.

Any changes we make will be determined in accordance with the state law and any procedures required to be kept on file with the applicable insurance regulator of the State of Issue.

Service Fees

In this Policy we describe instances where we may assess a service fee for certain actions taken at your request.  The Maximum Service Fee is stated in the Policy Data Pages.

When we assess a service fee, it will be for each action we take or transaction we process. For example, if we assess a service fee to process a partial Surrender, we will assess the fee on each partial Surrender.

Service fees are taken proportionally at the time the fee is assessed from each Sub-Account in which you are invested, and the Fixed Account, unless otherwise elected.

GRACE PERIOD, GUARANTEED POLICY CONTINUATION, AND REINSTATEMENT PROVISION

Policy Coverage and Lapse

This Policy remains in force as long as the Cash Surrender Value on each Policy Monthaversary is sufficient to cover the monthly deductions and other charges we assess.  Otherwise, your Policy will lapse, subject to the Grace Period section and the Guaranteed Policy Continuation section.

Grace Period

If there is not enough Cash Surrender Value on a Policy Monthaversary to pay the monthly deductions and any other charges due, or if Indebtedness equals or exceeds the Policy's Cash Value minus any surrender charge, then this Policy will enter a grace period, unless the requirements of the Guaranteed Policy Continuation section are met.

When this Policy enters a grace period, we will send a notice to your last known address and any assignee of record informing you of the Policy's lapse pending status and the amount of Premium you must pay to keep this Policy in force.  This notice will be sent out within thirty days of the Policy entering a grace period. A grace period will last sixty-one days from the date we mail you the notice. During the grace period, this Policy will continue in force. When the grace period ends, this Policy and any coverage associated with it, including any elected optional riders, will lapse.

Prior to the end of the grace period, you may prevent your Policy from lapsing by paying sufficient Premium to cover three times the amount of the most recent monthly deductions and any other charges or, during the death benefit guarantee period, Premium sufficient to meet the requirements of the Guaranteed Policy Continuation section, whichever is less.

If the Insured dies during a grace period, we will pay the Death Benefit Proceeds, subject to the Incontestability, Suicide, and Misstatement of Age or Sex sections of the General Policy Provision.

NWLA-448-NY                                                                                                                                 (08/2012)

Guaranteed Policy Continuation

This Policy provides for guaranteed policy continuation during the Death Benefit Guarantee Period stated in the Policy Data Pages.  During the death benefit guarantee period your Policy will not enter a grace period even if the Cash Surrender Value is insufficient to pay the monthly deductions and anyother charges, or Indebtedness equals or exceeds the Policy's Cash Value minus any surrender charges, if:

1.the sum of all Premiums paid to date, including the initial Premium, minus any Indebtedness and minus any partial Surrenders; is greater than or equal to

2.	the sum of the monthly death benefit guarantee premium in effect for each respective month completed from the Policy Date, including any period of lapse, through the current Policy Monthaversary.

If (1) is not greater than or equal to (2) or the death benefit guarantee period has ended, this section is not in effect, and the Grace Period section will apply.

The Monthly Death Benefit Guarantee Premium in effect on the Policy Date is stated in the Policy Data Pages.  The monthly death benefit guarantee premium may be affected by changes to the Policy, including loans, partial Surrenders, Specified Amount increases or decreases, changing your death benefit option, and/or adding or terminating a rider.

If your Policy is being kept in force by the guaranteed policy continuation feature, the Cash Surrender Value may become negative as monthly deductions continue to be deducted until the Cash Value becomes zero.  Once the Cash Value becomes zero under this section, no additional monthly deductions will be assessed until additional Premium, or a loan payment if applicable, is paid.  If the Cash Surrender Value is insufficient to pay monthly deductions and any other charges at the time the death benefit guarantee period ends or the requirements of this section are no longer met, your Policy will enter a grace period and additional Premium will be required to prevent your Policy from lapsing.

If your Policy enters a grace period during the death benefit guarantee period, the lapse pending notice we send will include the Premium amount required to maintain your Policy under this section as well as the amount required by the Grace Period section.  You can keep your Policy in force by paying the lesser of the two amounts.

Reinstatement

If your Policy lapses at the end of a grace period, it may be reinstated subject to all of the following:

1.	the reinstatement request is in writing and received by us within three years after the end of the most recent grace period and prior to the Maturity Date;

2.	the Policy has not been surrendered for its Cash Surrender Value;

3.	we may require you to provide new evidence of insurability satisfactory to us;

4.	you must pay us Net Premium, due the Policy Monthaversary on which your Policy is to be reinstated, equal to either:

a.	the total of:

i.	the monthly deductions and any other charges that were due during the grace period prior to lapse; plus

ii.	any amount needed to increase the Cash Surrender Value to zero; plus

iii.	three times the current monthly deductions we would assess if this Policy was currently in force; or

b.	if reinstatement will occur during the death benefit guarantee period, the amount needed to meet the requirements of the Guaranteed Policy Continuation section; and

5.	any Indebtedness in effect at the time your Policy lapsed must either be repaid or reinstated.

You may, but are not required to, pay more than the minimum Premium amount required for reinstatement.  The effective date of a reinstated Policy will be the Policy Monthaversary on or next following the date we approve the application for reinstatement and receive the required Premium.

When your Policy is reinstated, a new two-year contestable period will apply with respect to statements you make in the application for reinstatement.

NWLA-448-NY                                                                                                                                 (08/2012)

When this Policy is reinstated, the Cash Value, before any Premium payments or loan repayments, will be equal to the lesser of:

1.	the Cash Value at the end of the most recent grace period; or

2.	the amount of the surrender charge for the Policy Year in which we reinstate this Policy.

Unless you have requested otherwise, all amounts will be allocated based on the fund allocation factors in effect at the start of the grace period.

Current charges and charges past due from the most recent grace period will be deducted upon application of the Premium paid to reinstate your Policy.

If the Policy is in the death benefit guarantee period, you must pay sufficient Premium to keep the Policy in force for three months from the date of reinstatement or pay sufficient Premium to make the sum of all Premiums paid to date, including the initial Premium, minus any Indebtedness and any partial Surrenders, greater than the sum of monthly death benefit Premium due since the Policy Date, including such Premium for the current Monthaversary.

The Surrender charge will be determined according to the Surrender charge schedule in the Policy Data Pages based on the then current Policy Year.

VARIABLE ACCOUNT PROVISION

About the Variable Account

We may make one or more Variable Accounts available under this Policy.

We established the Variable Account as a segregated investment account under the laws of the State of Ohio.  The assets of the Variable Account are our property, but are not charged with the liabilities from any of our other businesses.  We maintain assets that are at least equal to the reserves and other liabilities of the Variable Account and we may transfer assets exceeding the reserves and other liabilities of the Variable Account to our General Account.  Variable Account assets shall be used to fund only variable policy benefits.  Although assets in the Variable Account are our property, we are obligated under this Policy to make payments to you.

Income, gains and losses of the Variable Account reflect its own investment experience and not ours.

The Sub-Accounts

The Variable Account may be divided into one or more Sub-Accounts.  The available Sub-Accounts as of the Policy Date are listed in the Policy Data Pages.  The Sub-Accounts invest in various underlying investment options.  The underlying investment options typically include registered mutual funds but may include other types of investment options permitted by the Variable Account and applicable law.

Underlying investment options available in the Variable Account are not publicly traded investment options or mutual funds, but we may offer publicly traded funds in certain contexts as long as it does not have an adverse impact on the tax treatment of this Policy.

You may allocate Net Premium to any of the available Sub-Accounts, but you will be subject to any terms or conditions established by the corresponding underlying investment option in which the Sub-Account invests.

Determining the Variable Account Value

The Variable Account value, and your corresponding interest in it under this Policy, is determined on each Valuation Date.

The value of amounts allocated to each Sub-Account is determined by multiplying the number of Accumulation Units in the Sub-Account by the Accumulation Unit value.  Charges assessed by the underlying investment options are deducted each Valuation Date from their net asset value before calculating the Accumulation Unit value.  The number of units purchased or canceled by a Premium payment withdrawal, transfer, or charge is the amount of money divided by the unit value.  The Cash Value in the Sub-Account is the number of units multiplied by the unit value.

When a Sub-Account is established, the Accumulation Unit value is initially set at $10 per unit.  The Accumulation Unit value of the Sub-Account fluctuates based on the investment performance of the corresponding underlying investment option.  Investment experience is not tied to the number of Accumulation Units, but the value of the Accumulation Units.

NWLA-448-NY                                                                                                                                 (08/2012)

Accumulation Units of a Sub-Account are added on a given Valuation Date by Net Premium or transfer allocations.  Accumulation Units of a Sub-Account on a given Valuation Date are reduced by any Surrenders, loans, transfers to other Sub-Accounts or the Fixed Account, or monthly charges or deductions described in the Policy Charges and Deductions Provision.

The Net Investment Factor and Performance

The investment performance of a Sub-Account is determined by the net investment factor.  The net investment factor is calculated as follows:

1.
the net asset value of the underlying investment option corresponding to the Sub-Account, plus any dividend or income distributions made by such underlying investment option plus or minus any per share charge for taxes reserved as determined by us based on the operation of the Sub-Account, for the current Valuation Date; divided by

2.	the net asset value of the underlying investment option determined as of the preceding Valuation Date; plus

3.	any Unit Value Credit.

When the net investment factor is multiplied by the preceding Valuation Date's Accumulation Unit value, the result is the current Valuation Date's Accumulation Unit value.  If the net investment factor is greater than one, the Accumulation Unit value increases.  If the net investment factor is less than one, the Accumulation Unit value decreases.

Cash Value and the Variable Account

The Cash Value of this Policy is equal to the value attributable to this Policy in the Sub-Accounts of the Variable Account plus the value of the Fixed Account and the Policy Loan Account.

The Cash Value of this Policy attributable to a Sub-Account on the Initial Premium Investment Date is equal to the portion of the initial Net Premium allocated to the Sub-Account minus deductions and any other charges we assess.  The number of Accumulation Units purchased in the Sub-Account on the Initial Premium Investment Date is determined by dividing the dollar value of the Net Premium allocated to the Sub-Account by the current Valuation Date's Accumulation Unit value.

The Cash Value in a Sub-Account on each subsequent Valuation Date is equal to the Accumulation Unit value on the current Valuation Date multiplied by the result of:

1.	the number of Accumulation Units on the preceding Valuation Date; plus

2.	any Accumulation Units purchased by Net Premium or transfers allocated to the Sub-Account on the current Valuation Date; minus

3.	any Accumulation Units cancelled by Surrenders or transfers out of the Sub-Account on the current Valuation Date; minus

4.	any Accumulation Units cancelled by monthly deductions and other charges that are due on the current Valuation Date and assessed against the Sub-Account.

The number of Accumulation Units purchased or cancelled on the current Valuation Date is determined by:

1.	taking the dollar value of the purchase or cancellation; and

2.	dividing it by the Accumulation Unit value of the Sub-Account on the current Valuation Date.

Non-Guaranteed Persistency Credit

Your Policy may be eligible for a persistency credit if it is maintained through the Eligibility Date stated in the Policy Data Pages.  This persistency credit is not guaranteed, and we may discontinue the program at any time.  Availability of the persistency credit will end on the date this policy terminates.  Refer to the Policy Termination section of your Policy for information about the circumstances that result in termination of your Policy.  If a persistency credit is paid, it will be calculated and applied as follows.

Beginning on the first Policy Monthaversary following the Eligibility Date stated in the Policy Data Pages and on each Policy Monthaversary thereafter, we may credit your Policy with a persistency credit.  If paid, the monthly credit will be a percentage, up to the Maximum Persistency Credit Percentage stated in the Policy Data Pages multiplied by your Policy's Cash Value allocated to the Variable Account, including any Net Premium applied to the

NWLA-448-NY                                                                                                                                 (08/2012)

Variable Account that day but after any loan, transfer, or Surrender requests are processed, on the applicable Policy Monthaversary.  If paid, the persistency credit is calculated before monthly deductions are processed.  If paid, we add the credit proportionately to your investment options according to your most recent allocation instructions.

Transfers and Allocations

You elect how to allocate Net Premium among the Sub-Accounts and the Fixed Account. You may change how future Net Premium will be allocated at any time while this Policy is in force by notifying us in writing at our Home Office. Allocations must be stated in non-fractional percentages, for example, 10% but not 10.4%. Allocations among the Sub-Accounts, together with your Fixed Account allocation, must add up to 100%.

Generally, we permit transfers of Cash Value among the Sub-Accounts to be executed once per Valuation Date, but there are certain transfer restrictions or fees that may be imposed by the underlying investment options to which you will be subject.

We may refuse, limit or restrict transfer requests, or take any other reasonable action we deem necessary with regard to certain Sub-Accounts to protect all of our Policy Owners from the negative impact of short-term trading strategies or other harmful investment practices that damage the performance of the underlying investment options.  We may restrict your transaction requests if you, or a third-party acting on your behalf, are engaged in such a practice or strategy.

Our failure to take action in any one or more instances with respect to these restrictions is not a waiver of our right to enforce them at a future date.

Substitution of Securities

If an underlying investment option is no longer available for investment by the Variable Account or if, in the judgment of our management, further investment in such underlying investment option would be inappropriate in view of the purposes of this Policy, we may substitute another underlying investment option for an underlying investment option already purchased or to be purchased in the future under this Policy.

In the event of a substitution or change, we may make changes to this Policy and other policies of this class as may be necessary to reflect the substitution or change.  Nothing contained in this Policy will prevent the Variable Account from purchasing other securities for other series or classes of policies or from effecting a conversion between series or classes of contracts on the basis of requests made individually by the owners of such policies.

Changes of Investment Policy

We may materially change the investment policy of a Variable Account. We will obtain all necessary regulatory approvals and notify you of the change and your options.  If you object, you may exchange this Policy for a substantially comparable flexible premium General Account life insurance policy on the life of the Insured offered by us at the time.  The exchange will be effective on the date we receive your request.  You have until the later of 60 days from the date the investment policy changes or 60 days from when we send you notification of your available options to make this exchange.  We will not require evidence of insurability for this exchange.

The new policy will not be affected by the investment experience of any Variable Account.  The new policy will be for an amount of insurance not exceeding this Policy's Death Benefit on the date of exchange.

FIXED ACCOUNT PROVISION

The Fixed Account

The Fixed Account is funded by our General Account.  In addition to allocating your Net Premiums to one or more of the Sub-Accounts described in the Variable Account Provision, you may direct all or part of your Net Premiums into the Fixed Account.

The Fixed Account value is zero unless some or all of the Cash Value is allocated to the Fixed Account.  Upon the initial allocation of Cash Value to the Fixed Account, the Fixed Account value is equal to the amount of Cash Value initially allocated. The Cash Value in the Fixed Account on each subsequent Valuation Date is equal to:

1.	the Cash Value in the Fixed Account on the preceding Valuation Date; plus

2.	any interest credited to the Fixed Account during the current Valuation Period; plus

3.	any Net Premiums or other amounts allocated to the Fixed Account during the current Valuation Period; minus

4.	any amounts transferred from the Fixed Account during the current Valuation Period; minus

NWLA-448-NY                                                                                                                                 (08/2012)

5.	the portion of any monthly deductions which are due and charged to the Fixed Account during the current Valuation Period; minus

6.	any partial Surrender amounts allocated to the Fixed Account during the current Valuation Period.

Any Cash Value allocated to the Fixed Account will be credited interest daily, based on the Fixed Account interest crediting rate. The Guaranteed Minimum Interest Crediting Rate is stated in the Policy Data Pages.  Interest in excess of the minimum guaranteed rate may be credited and is non-forfeitable. The current interest rate in effect at the time of transfer to the Fixed Account will be guaranteed through the end of the calendar quarter in which such transfer was made.  Thereafter, any excess interest rates will be guaranteed for the following three months. Where required, we have filed our method for determining current interest rates with the Insurance Department of the State of Issue.

Right to Transfer

You may transfer amounts to and from the Fixed Account and the Sub-Accounts subject to the restrictions below without penalty. Our failure to exercise our rights under this section shall not be construed as a waiver of our rights.

Fixed Account Restrictions

We reserve the right to limit the number of transfers and the amount of Cash Value transferred to or from the Fixed Account each Policy Year as follows:

1.	we may refuse transfers to the Fixed Account prior to the first Policy Anniversary or within twelve months of any prior transfer to the Fixed Account;

2.
we may limit transfers out of the Fixed Account in any Policy Year, to 25% of the Cash Value allocated to the Fixed Account as of the end of the previous Policy Year.  Transfers out of the Fixed Account will be on a last-in, first-out basis;

3.	we may restrict transfers into the Fixed Account to 25% of the Cash Value as of close of business of the prior Valuation Date; and

4.	we may refuse transfers into the Fixed Account if the Fixed Account value is greater than or equal to 30% of the Cash Value.

POLICY BENEFITS AND VALUES PROVISION

Nonforfeiture

The Cash Surrender Value, Policy Loan Account, or any other values of this Policy are equal to or greater than those set by the laws of the State of Issue.

The insurance coverage provided by this Policy and any optional riders you elect, unless otherwise specified, are subject to the claims paying ability of our General Account.

Right of Exchange

Within 24 months from the Policy Date, you may exchange this Policy for a substantially comparable flexible premium General Account life insurance policy on the life of the Insured.  We will not require evidence of insurability for this exchange.

Your right to make this exchange is subject to the following conditions:

1.	you must request the exchange in writing to our home office on our official forms;

2.	you must Surrender this Policy to us;

3.	the Policy must be in force and not in a grace period;

4.
you must pay us any money due on the exchange.  The amount due on the exchange is the amount needed such that the Cash Surrender Value of the new policy is the same as the Cash Surrender Value of this Policy;

5.
if the Cash Surrender Value of this Policy exceeds the Cash Surrender Value of the new policy, you may request a refund of the excess, if any, of the Cash Surrender Value of this Policy over the Cash Surrender Value of the new policy;

6.	the Specified Amount of the new policy must be at least as great as the then current Specified Amount of this Policy; and

7.	The new policy may be any permanent fixed benefit plan of life insurance that is currently offered by us on the exchange date.

NWLA-448-NY                                                                                                                                 (08/2012)

The exchange date will be the later of:

1.	the date we receive this Policy and your written request at our home office; or

2.	the date we receive at our home office any sum due to be paid for such an exchange.

The new policy will take effect on the exchange date only if the Insured is then living.  This Policy will terminate when the new policy takes effect.

After the exchange date, the new policy will not be affected by the investment experience of any Variable Account.

The new policy will have the same Policy Date and Issue Age as this Policy.  The initial Specified Amount and any increase in Specified Amount will have the same rate class as the one in this Policy.  Any Indebtedness may be transferred to the new Policy.

Complete Surrender

This Policy may be Surrendered for its Cash Surrender Value at any time prior to the death of the Insured.

You must submit your request for Surrender in writing, on a form we provide, to our Home Office listed on the face page of this Policy. The date of Surrender will be the date we receive your written request. We may require your Policy to be sent to us for endorsement before we pay the full Cash Surrender Value. We will determine the Cash Surrender Value as of the Valuation Date on or next following the date of Surrender. All coverage under this Policy and any elected rider ends on Surrender.

The Cash Surrender Value will be paid in cash or according to a settlement option you elect.  We reserve the right to defer the payment of the Cash  Surrender Value as described in the Postponement of Payments section.  For any Surrender deferred for more than 10 business days after we receive your written request and any required forms, we will pay interest on the Cash Surrender Value at an annual rate of at least 2.5%.  Interest will be calculated from the date we receive your written request and any required forms to the date of payment.  Interest will be paid only if it exceeds $25.00.

On each Policy Anniversary, you have the option to transfer the Cash Surrender Value into the Fixed Account and place this Policy on extended term insurance.  The amount of extended term insurance will equal the death benefit less any Indebtedness.  The extended term insurance will be in force for as long a period as the Cash Surrender Value will buy at the Attained Age of the Insured.  The Cash Value of the extended term insurance at any time is equal to its cost at the Attained Age of the Insured at that time.  The cost of the extended term insurance will be based upon 3% interest and the Policy's guaranteed mortality table.

On each Policy Anniversary, you have the option to transfer the Cash Surrender Value into the Fixed Account and apply the Cash Surrender Value to purchase a guaranteed fixed paid-up benefit.  The amount of the paid-up benefit will be the amount the Cash Surrender Value can buy at the Attained Age of the Insured.  The Cash Surrender Value will be determined before the monthly policy expense charge is taken.  The Cash Value of the paid-up benefit at any time is equal to its cost at the Attained Age of the Insured at that time.  The cost of the paid-up benefit will be based upon 3% interest and the Policy's guaranteed mortality table.

Partial Surrenders

A partial Surrender may be taken after the first Policy Year while this Policy is in force. You must submit your request for partial Surrender in writing on a form we provide. We may also require that this Policy be sent to us for endorsement.

We reserve the right to limit the number of partial Surrenders in a Policy Year to one.  We reserve the right to deduct a service fee from the partial Surrender amount.  The service fee will not exceed the Maximum Partial Surrender Fee of $25.00 as stated in the Policy Data Pages.  The fee imposed on a partial Surrender will not reduce the full surrender charge applicable to this Policy.

When a partial Surrender is taken, we will reduce the Cash Value by the partial Surrender amount.  We will also reduce the Specified Amount by the amount necessary to prevent an increase in the Net Amount at Risk.  However, the Specified Amount reduction will not be greater than the partial Surrender amount.  Any such decrease will reduce insurance in the following order:

1.	insurance provided by the most recent Specified Amount increase;

2.	insurance provided by the next most recent Specified Amount increases successively; then

3.	insurance provided by the initial Specified Amount in effect on the Policy Date.

NWLA-448-NY                                                                                                                                 (08/2012)

We will allocate partial Surrenders among the Sub-Accounts in proportion to the Cash Value in each Sub-Account as of the partial Surrender date, unless otherwise elected.  Partial Surrenders are subject to the following conditions:

1.	partial Surrenders may not be taken prior to the first Policy Anniversary;

2.	the minimum partial Surrender permitted is $200;

3.
during Policy Years two through ten, the sum of all partial Surrenders in a Policy Year cannot exceed 10% of the Cash Surrender Value as of the beginning of that Policy Year.  For purposes of this limit, the Cash Surrender Value will be determined prior to the application of any payments and deduction of any charges, and after the aging of any applicable surrender charges;

4.	after the tenth Policy Anniversary, the maximum amount of a partial Surrender is the Cash Surrender Value less the greater of $500 or three monthly deductions;

5.	a partial Surrender may not reduce the Specified Amount below the Minimum Specified Amount, stated in the Policy Data Pages;

6.
a partial Surrender will not be permitted if in our reasonable belief, it would cause this Policy to be disqualified as a contract for life insurance under Section 7702 of the Internal Revenue Code at any time; and

7.	we reserve the right to defer payment of a partial Surrender as described in the Postponement of Payments section.

Partial Surrenders will be made from the Fixed Account only when insufficient amounts are available in the Variable Account.  Then, partial Surrenders will be made from the Fixed Account subject to the Fixed Account Restrictions section.

For any partial Surrender deferred for more than 10 business days after we receive your written request and any required forms, we will pay interest on the partial Surrender amount at an annual rate of at least 2.5%.  Interest will be calculated from the date we receive your written request and any required forms to the date of payment.  Interest will be paid only if it exceeds $25.00.

A Surrender charge will only be assessed on a partial Surrender if upon Surrender, a Specified Amount increase is surrendered in its entirety.

Policy Loans

You may request a loan at any time while your Policy is in force.  You must submit a written request.  The loan will be made upon the sole security of the Policy and proper assignment of your Policy to us as collateral.  We have the right to defer making a policy loan as described in the Postponement of Payment section except when the loan will be used to pay Premiums.  The loan date is the date we process your loan request.  We recommend that you consult with a tax advisor before taking a loan.

Maximum and Minimum Loans and Indebtedness

The minimum loan amount is $200.  We will not permit any loan that results in total Indebtedness, as of the date a loan is requested, that is greater than:

1.	90% of the Cash Value attributable to the Variable Account; plus

2.	100% of the Cash Value in the Fixed Account; plus

3.	100% of the Cash Value in the Policy Loan Account; minus

4.	100% of the Adjusted Sales Load Life Insurance Rider forfeiture charge (if applicable); minus

5.      100% of the surrender charge.

Processing a Loan

We have the right to defer making a Policy loan as described in the Postponement of Payment section except when the loan will be used to pay Premiums.  If the requested Policy loan meets the requirements described in this section, the loan amount requested will be transferred into the Policy Loan Account.  The loan amount is transferred from the Variable Account in proportion to the Cash Value in each Sub-Account on the date of the loan.  Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Account.

For any loan deferred for more than 10 business days after we receive your written request and any required forms, we will pay interest on the loan amount at an annual rate of at least 2.5%.  Interest will be calculated from the date we receive your written request and any required forms to the date of payment.  Interest will be paid only if it exceeds $25.00.

NWLA-448-NY                                                                                                                                 (08/2012)

Loan Interest

The Maximum Loan Interest Charged and Minimum Loan Interest Credited rates are stated in the Policy Data Pages.

Loan Interest Charged

Loan interest charged is calculated as part of Indebtedness each day and is not payable to us until:

1.      a Policy Anniversary;

2.	at the time a subsequent loan is requested and made;

3.      at the time of a loan repayment;

4.      at the time of a Policy lapse;

5.      at the time of complete Surrender; or

6.      upon the death of the Insured.

When loan interest charged becomes payable, we transfer an amount equal to the accumulated unpaid charged interest proportionally from each of the Sub-Accounts in which you are invested.  Loan interest charged will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Account.  The amount transferred is added to existing Indebtedness and is charged interest at the same rate.

Loan Interest Credited

Loan interest credited is calculated as part of the Policy Loan Account each day and becomes payable in the same intervals as the loan interest charged.

The amount of accumulated credited interest is added to the Cash Value and results in a purchase of Accumulation Units in the Sub-Accounts or the Fixed
Account based on your current recorded allocation for any future Premium.

Loan Repayment

All or part of a Policy loan may be repaid to us at any time while this Policy is in force during the Insured's lifetime. Any payment intended as a Policy loan repayment, rather than a Premium payment, must be identified as such.

Unless you request otherwise, we will allocate Policy loan repayments among the Sub-Accounts and/or the Fixed Account, based on your current recorded allocation for any future Premium.  However, we reserve the right to require that any loan repayments resulting from loans transferred from the Fixed Account must be allocated to the Fixed Account.

If any Indebtedness is not repaid by the earlier of the date of the Insured's death or the Maturity Date, we will reduce the amount of any Death Benefit Proceeds or Maturity Proceeds by the amount of the Indebtedness.

Any Indebtedness existing at the end of a grace period may not be repaid unless and until this Policy is reinstated.

Cash Value in the Policy Loan Account

There is no Cash Value in the Policy Loan Account unless you take a loan.  When a loan is taken, the Cash Value in the Policy Loan Account on the date of the loan is equal to the amount of the loan.  On each subsequent Valuation Date, the Cash Value in the Policy Loan Account is equal to:

1.	the Cash Value in the Policy Loan Account on the preceding Valuation date; plus

2.	any interest credited during the current Valuation Period; plus

3.	any amount transferred to the Policy Loan Account due to additional policy loans and any due and unpaid loan interest during the current Valuation Period; minus

4.	loan repayments made during the current Valuation Period; minus

5.	the amount of credited interest transferred from the Policy Loan Account to the Variable Account and/or Fixed Account during the current Valuation Period.

Policy Indebtedness and Lapse

If the total Indebtedness ever equals or exceeds the Cash Value less the Surrender charge, your Policy will terminate without value, subject to the Grace Period, Guaranteed Policy Continuation, and Reinstatement Provision.

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Effect of Loan

Since the amount you borrow is removed from a Sub-Account or the Fixed Account, a loan will have a permanent effect on any death benefit and Cash Surrender Value of this Policy.  The effect may be favorable or unfavorable.  This is true whether you repay the loan or not.  If not repaid, Indebtedness will reduce the amount of any Death Benefit Proceeds or Maturity Proceeds.

Please see the Policy Loan Interest section of the Policy Charges and Deductions Provision for a description of how interest charges and credits result in a charge to you for the services we render in administering a loan under this Policy.

Policy Owner Services

Dollar Cost Averaging

You may elect Dollar Cost Averaging programs on a form we provide.  Over time, amounts will automatically be transferred from the originating Sub-Accounts specified on the election form to your then current regular Sub-Account allocations on a monthly basis.  You may change your allocation of Premium payments during the dollar cost averaging term.  Dollar cost averaging is a long-term investment program that provides for regular, level investments over time.  We make no guarantees that dollar cost averaging will result in a profit or protect against loss.  Transfers will be processed until either the value in the originating Sub-Accounts is exhausted or you instruct us in writing to cancel the transfers.  We reserve the right to discontinue establishing new dollar cost averaging programs.  We also reserve the right to assess a processing fee for this service.  The maximum processing fee is $20 per month.

We reserve the right to modify, suspend, or discontinue offering dollar cost averaging programs at any time upon providing you with written notice.  You will be permitted to complete any program already in effect.

Automatic Asset Rebalancing

You may elect the Asset Rebalancing feature on a form we provide.  If this feature is elected, assets will automatically be rebalanced into a pre-selected allocation of Sub-Accounts at a pre-selected frequency.  Assets in the Fixed Account are not eligible for asset rebalancing and assets may not be rebalanced into the Fixed Account.  Asset rebalancing will have no effect on the allocation of future Premium payments.

We reserve the right to modify, suspend, or discontinue offering automatic asset rebalancing programs at any time upon providing you with written notice.  You will be permitted to complete any program already in effect.

Automated Income Monitor

Automated Income Monitor is an optional systematic partial Surrender and/or policy loan program.  This program is only available to Policies that are not Modified Endowment Contracts ("MECs").

Taking partial Surrenders and/or policy loans may result in adverse tax consequences, will reduce Policy values, and may increase the likelihood your Policy will lapse.  Before requesting an Automated Income Monitor program, please consult with your financial and tax advisors.

Automated Income Monitor Program

You may elect the Automated Income Monitor program, if your Policy is not a MEC, on a form we provide.  At the time of application for the program, we will provide you with an illustration of the proposed income stream and impacts to the Cash Value, Cash Surrender Value and death benefit based on your elections.  You must submit this illustration along with your election form.

We will automatically process partial Surrenders and/or policy loans based on your elections until the program is terminated.

After the program has been elected, we will provide an updated illustration on each Policy Anniversary to assist you in determining whether to continue, modify, or discontinue the elected program based on your goals.  You may request modification or termination of the Automated Income Monitor program at any time by written request.

The Automated Income Monitor program is subject to all of the following conditions:

1.	you authorize us to make scheduled payments via policy loan when:

a.	your Policy's cost basis, as defined by the Internal Revenue Code, is reduced to zero;

b.	a partial Surrender within the first fifteen Policy years would be a taxable event; or

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c.	to prevent this Policy from becoming a MEC;

2.	partial Surrenders and policy loans taken under the program are subject to the same terms and conditions as other partial Surrenders and policy loans described in this Policy; and

3.	while the program is in effect, no Premium payment reminder notices will be sent.

The Automated Income Monitor program will terminate upon the earliest of the following:

1.	our receipt of your written request to terminate participation;

2.	at the time this Policy enters a grace period or terminates for any reason;

3.	at the time of a requested partial Surrender or policy loan outside the program;

4.	upon a change of Policy Owner;

5.	a Rider that restricts partial Surrenders and/or policy loans is invoked or begins providing benefits;

6.	on any Policy Anniversary when the illustration we provide produces a payment amount or duration of zero based on your then current payment elections;

7.	for income based on a fixed duration, at the end of the period you specify at the time of election;

8.	at any time the scheduled partial Surrender or Policy loan would cause this Policy to fail to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended; or

9.	your Policy's Maturity Date.

We reserve the right to modify, suspend, or discontinue offering Automated Income Monitor programs at any time upon providing you with written notice.

The Death Benefit

This Policy provides a death benefit upon the death of the Insured while this Policy is in force.

You may elect one of the two death benefit options detailed below.  If you do not elect a death benefit option in the application, your Policy will be issued with Death Benefit Option 1.  You may change the death benefit option as provided in the Changes to the Death Benefit Option section. The death benefit is determined based on the death benefit option in effect on the date of death of the Insured. The Death Benefit Option currently in effect is stated in the Policy Data Pages.

The death benefit will be the greater of the amount produced by the death benefit option in effect on the date of the Insured's death or the Minimum Required Death Benefit.  For either death benefit option, the minimum required death benefit is the applicable percentage, as defined by the Internal Revenue Service and stated in the Policy Data Pages, multiplied by the Cash Value.  We show the calculation for the Minimum Required Death Benefit for this Policy in the Internal Revenue Code Life Insurance Qualification Test Table section of the Policy Data Pages.

The amount of the Death Benefit may depend upon the investment experience of the Variable Account.  The amount of the Death Benefit is fixed provided the Death Benefit is equal to the Specified Amount but the duration of the Death Benefit will be variable and depend on the investment experience of the Variable Account.  If Cash Value is a component of the Death Benefit option or the minimum required death benefit is in effect, then the amount and duration of the Death Benefit is variable and will depend on the investment experience of the Variable Account.

1.	Death Benefit Option 1 – Under this option, the death benefit is equal to the Specified Amount on the date of the Insured's death.

2.	Death Benefit Option 2 – Under this option, the death benefit is equal to the Specified
Amount plus the Cash Value on the date of the Insured's death.

Change of Death Benefit Option

You may elect to change the death benefit option subject to the following:

1.	you may only change the death benefit option once each Policy Year;

2.
we will adjust the Specified Amount so that the Net Amount at Risk does not change due to the death benefit option change unless you request otherwise and we approve, subject to evidence of insurability and our underwriting approval;

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3.	a change to the death benefit option is effective the Policy Monthaversary on or next following the date we approve the request for change, unless you request and we approve a different date;

4.
the death benefit option change may not reduce the Specified Amount to a level that, based on our reasonable belief under applicable tax law and Premiums already paid, would result in failure of your Policy to qualify as a contract of life insurance;

5.	the death benefit option change may not reduce the Specified Amount below the Minimum Specified Amount stated in the Policy Data Pages; and

6.
the Cash Surrender Value after the death benefit option change is effective must be sufficient to keep this Policy in force for at least three months (you may make an additional Premium payment at the time the change is requested to meet this requirement).

Specified Amount Increases and Decreases

At any time after the first Policy Anniversary, you may request to increase or decrease the Specified Amount of this Policy.  Your request must be in writing to our Home Office, listed on the face page of this Policy, on a form we provide.

Specified Amount Increases

Each requested Specified Amount increase will have an associated surrender charge, cost of insurance rate, and monthly expense charge.  We will send you a new Policy Data Page following a Specified Amount increase or decrease. Refer to the Policy Charges and Deductions Provision for additional information.

Requests to increase your Specified Amount are subject to the following conditions:

1.	you must provide evidence of insurability for the Insured that is satisfactory to us;

2.	the Specified Amount increase must be at least $50,000;

3.	the Cash Surrender Value after the Specified Amount increase must be sufficient to keep this Policy in force for at least three months;

4.
age limits that apply to this Policy on a new issue basis apply to Specified Amount increases.  For example, increases to the Specified Amount would not be permitted if the Insured's age is greater than the maximum issue age under this Policy;

5.	once we approve an increase, it takes effect on the Policy Monthaversary on or next following the date we approve the increase, unless you request and we approve a different date;

6.	we may limit the right to increase the Specified Amount to one time per Policy Year; and

7.	we reserve the right to discontinue Specified Amount increases at any time.

Specified Amount Decreases

Requests to decrease your Specified Amount are subject to the following conditions:

1.	insurance is decreased in the following order:

a.	insurance provided by the most recent Specified Amount increase;

b.	the next most recent Specified Amount increases successively; then

c.	the initial Specified Amount in effect on the Policy Date;

2.	we may limit the right to decrease the Specified Amount to one time per Policy Year;

3.
once we approve a decrease, it takes effect on the Policy Monthaversary on or next following the date we process your request to decrease the Specified Amount, unless you request and we approve a different date;

4.
we will refuse any decrease that reduces the Specified Amount below the Minimum Specified Amount stated in the Policy Data Pages or an amount, based on our reasonable belief under applicable tax law, that would result in failure of your Policy to qualify as a contract of life insurance;

5.	decreases in the Specified Amount may result in a corresponding decrease to the Specified Amount of any elected optional riders; and

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6.	we reserve the right to discontinue Specified Amount decreases at any time.

A Surrender charge will only be assessed on a Specified Amount decrease if upon decreasing, a Specified Amount increase is surrendered in its entirety.

Death Benefit Proceeds

We will not pay the Death Benefit Proceeds until we receive and record Proof of Death for the Insured and any other information we may reasonably require.  Death Benefit Proceeds will include interest from the date of the Insured's death to the date the Death Benefit Proceeds are paid.  The interest rate will be no less than that paid on other life insurance proceeds left on deposit with us.

The Death Benefit Proceeds that become payable on the death of the Insured while this Policy is in force are equal to:

1.	the death benefit provided by the death benefit option in effect on the date of the Insured's death; plus

2.	any in force insurance coverage on the Insured's life you elected by rider that is a part of this Policy; minus

3.      Indebtedness; minus

4.	any due and unpaid monthly deductions and any other charges accrued if this Policy is in a grace period on the date of the Insured's death.

We will pay the Death Benefit Proceeds as described in the Beneficiary and Contingent Beneficiary section of this Policy.  The manner in which the Death Benefit Proceeds will be paid is described in the Policy Settlement section.

The Death Benefit Proceeds are subject to adjustment as described in the Incontestability, Suicide, and Misstatement of Age or Sex sections of the General Policy Provision, Policy Loans, and Nonforfeiture sections.

Policy Maturity Proceeds

If the Insured is alive and this Policy is in force on the Maturity Date, you may elect to have the Maturity Proceeds, if any, paid to you according to the Policy Settlement section.  If we do not receive an election from you, the Maturity Date will automatically be extended, subject to continued compliance with Section 7702 of the Internal Revenue Code, as amended.

Policy Maturity Date Extension

This Policy may not qualify as life insurance under federal tax law after the Insured reaches Attained Age 100.  Continuing this Policy after the Insured reaches Attained Age 100, may result in adverse tax consequences.  You should consult a qualified tax advisor before the Maturity Date of your Policy is extended.

If the Insured is alive and your Policy is in force on the Maturity Date, the Maturity Date will automatically be extended until the date of the Insured's death unless you specify otherwise, subject to continued compliance with Section 7702 of the Internal Revenue Code, as amended.

When the Maturity Date is extended, the following will apply:

1.
no Premium payments will be allowed after the original Maturity Date; however, loans, loan repayments, and partial Surrenders are permitted after age 100 on the same basis as for ages 91 through 100.  Loan repayments will be permitted after age 100;

2.	increases and decreases to the Specified Amount will not be permitted after the original Maturity Date;

3.	death benefit option changes will not be permitted after the original Maturity Date;

4.	on the original Maturity Date, 100% of the Cash Value in the Sub-Accounts will be transferred to the Fixed Account and transfers out of the Fixed Account will not be permitted;

5.	no further monthly deductions will be taken after the original Maturity Date, and the cost of insurance charges will be zero after the original Maturity Date;

6.	the Specified Amount for Maturity Date Extension will be equal to the Specified Amount at the Insured's Attained Age 85, reduced by the following:

a.	is any decrease to the Specified Amount after the Insured's Attained Age 85; and

b.	is an adjustment for partial Surrenders taken after the Insured's Attained Age 85.

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The amount of the adjustment varies based on the death benefit option and the Insured's Attained Age, and is defined within the chart below:

	Insured's Attained Age
	86-90	91 and Older
Death Benefit Option 1	Amount this Policy's base Specified Amount is reduced due to partial Surrender	Amount proportional to the ratio of the partial Surrender to the Cash Value prior to the partial Surrender
Death Benefit Option 2 or 3	0	0

Extension of the Policy's Maturity Date will not continue any elected rider beyond its date of termination as provided in the rider.

Policy Settlement

Policy Settlement may be made in a lump sum or by other available options stated below upon our receipt of complete instructions and any other information we may reasonably require.  More than one Settlement option may be elected. However, Settlement options other than the lump sum option may only be elected if the total amount to be applied under an option is at least $2,000.00 and each payment is at least $20.00.

While this Policy is in force and prior to the death of the Insured, you may elect, revoke, or change Settlement options at any time, subject to the limits stated above.  If no Settlement option has been elected before the death of the Insured, the party entitled to payment may elect a Settlement option or options at the time the Death Benefit Proceeds become payable.  If no other Settlement option has been elected, payment will be made in a lump sum. Settlement options must be elected, revoked, or changed by proper written request.  After an election, revocation, or change is received at our Home Office stated on the face page of this Policy, it will become effective as of the date it was requested; however, we will not be liable to any person for any action or payment we make prior to recording the change.  We may require proof of age of any person to be paid under a Settlement option.  Any change of Beneficiary prior to the effective date of the Settlement contract will automatically revoke any Settlement option that is in effect.

At the time of Policy settlement under any Settlement option other than the lump sum option, we will issue a Settlement contract in exchange for the Policy.  The effective date of the Settlement contract will be the date the Insured died, the Maturity Date, or the date the Policy is Surrendered.  Payments will be made at the beginning of the selected twelve, six, three, or one month interval starting with the effective date of the Settlement contract.

Settlement Options

To the extent allowed by law, settlement option payments are not subject to the claims of creditors or to legal process. In addition to a lump sum payment, the following settlement options are available:

1.
Life Income with Payments Guaranteed:  Amounts applied to this option will be paid for a term equal to, the greater of the named payee's remaining lifetime, or the selected guarantee period of ten, fifteen, or twenty years.  If the income payable for a specific guaranteed period is equal to that for other guarantee periods, the longer period will be deemed to have been elected.  The amount payable monthly for each $1,000 applied to this option is stated in the Option 1 Table in the Policy Data Pages.  Since payments are based on your lifetime, which is not a predetermined time period, once payments begin you cannot withdraw any amount.

2.
Joint and Survivor Lifetime Income:  Amounts applied to this option will be paid and continued during the lifetimes of the named payees, as long as either payee is living. The amount payable monthly for each $1,000 applied to this option for selected age and sex combinations is stated in the Option 2 Table in the Policy Data Pages.  Amounts payable for age and sex combinations not stated in the Option 2 Table will be furnished on request.  Since payments are based on your lifetime, which is not a predetermined time period, once payments begin you cannot withdraw any amount.

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3.
Life Annuity:  Amounts applied to this option will be paid during the lifetime of the named payee.  The amount payable will be based on our current annuity purchase rates on the effective date of the settlement contract.  Annuity purchase rates are subject to change.  Upon request, we will quote the amount currently payable under this settlement option. Since payments are based on your lifetime, which is not a predetermined time period, once payments begin you cannot withdraw any amount.

4.
Any Other Option:  Settlement options not set forth in this Policy may be available.  You may request any other form of settlement option, subject to our approval.  The amount and period available under any other option will be determined by us.

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NWLA-448-NY                                                                                                                    (08/2012)

NATIONWIDE LIFE INSURANCE COMPANY

ENDORSEMENTS  (Endorsements may be made only by Nationwide at our Home Office stated on the face page of this Policy.)  Please attach any applicable endorsements here.  (Note: this section is not used as a blank endorsement.)

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THIS PAGE WILL BE USED FOR ENDORSEMENTS.

NWLA-448-NY                                                                                                                                                (08/2012)

[INDIVIDUAL FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY, NON-PARTICIPATING
Flexible Premiums payable until the Maturity Date while the Insured is living.
Death Benefit Proceeds payable upon the death of the Insured while this Policy is in force.
The Maturity Date will automatically be extended unless you elect to receive the Maturity Proceeds.
Rate Class and Rate Type are stated in the Policy Data Pages.
Adjustable Death Benefit.
Non-Participating, no dividends are payable.